U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

STERLING MINING COMPANY

(Exact name of registrant as specified in its charter)

000-51669

(Commission File No.)

Idaho	82-0300575
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d’Alene, ID 83814

(Address of principal executive offices)

(208) 666-4070

(Registrant’s telephone number)

Not Applicable

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 5.01	Change in Control of Registrant

On July 21, 2008, Sterling Mining Company (“Sterling”) and Minco Silver Corporation (“Minco Silver”) signed a letter of agreement whereby Minco Silver will acquire 100% of the issued and outstanding shares of Sterling (the “Transaction”).

Under the terms of the Transaction, Minco Silver has offered 0.51 of a share for each one Sterling share which equates to an offer of US$1.58 per share based on Minco Silver’s July 21, 2008 closing price. The offer values Sterling at US$62.3 million. Upon completion of the Transaction, the combined company will have approximately 52 million common shares issued and outstanding, plus options and warrants. Minco Silver shareholders will own 61% and former Sterling shareholders will own 39% of the combined company.

Minco Silver has extended a US$15 million line of credit to Sterling, of which US$5 million was advanced to a trust account pending completion of final documentation, bearing 10% interest per annum, to be used for continued operations at the Sunshine Mine. The line of credit is secured by substantially all of the assets of Sterling.

A management committee has been established to supervise the day-to-day operations of Sterling during the transaction period. It is comprised of seven members as follows:

Ken Cai	Chairman and Chief Executive Officer of Minco Silver
Garnet Clark	Chief Financial Officer of Minco Silver
Chris Zahovskis	Chief Operating Officer of Minco Silver
Dwayne Melrose	Vice President of Exploration, Minco Silver
Ken Berscht	President of Sterling
James Meek	Vice President and Chief Financial Officer of Sterling
Roger Vanvoorhees	Director of Sterling

The management committee will operate under a management agreement that enables the committee to approve Sterling expenses and payments, the 2008 work plan for Sterling properties, and employment of managers for Sterling operations.

The Transaction is subject to completion of confirmatory due diligence, definitive documentation, regulatory approvals, and obtaining shareholder approval at a special meeting of the shareholders of Sterling. The letter agreement includes a commitment by Sterling to not solicit alternative transactions to the Transaction. A break-up fee of US$2 million is payable to Minco Silver under certain conditions. The Transaction is expected to close by December, 2008.

Subject to regulatory approval, Minco Silver will pay at closing a finders’ fee of 50,000 common shares to an arms-length third party related to the Transaction.

This report is not an offer to sell or the solicitation of an offer to purchase any securities. The Transaction may involve the issuance of Minco Silver securities that have not been registered under the Securities Act of 1933 in reliance on exemptions from such registration requirements, and any such securities may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements.

Item 9.01	Financial Statements and Exhibits

Exhibits: The following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No	Description of Document

10.01	Letter Agreement between Sterling and Minco Silver dated July 21, 2008

99.01	Press Released dated July 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: July 24, 2008	By:	/s/ James N. Meek
James N. Meek,
Vice-President and Chief Financial Officer

3